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                        EXCLUSIVE DISTRIBUTOR AGREEMENT

     This Agreement is entered into as of the 20th day of October, 1993, by and among RACOM SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A., having offices at 6080 Greenwood Plaza Blvd., Englewood, Colorado 80111, (hereinafter referred to as "RACOM") and RACOM JAPAN, INC., a company incorporated under the laws of Japan, with its principal office at c/o I.B.C., Otsuka Building, Kamitsurma, Sagamihara-shi, Kanagawa-Ken, 228 Japan, (hereinafter referred to as "RJ").

     WHEREAS, RACOM is involved in designing and developing radio frequency identification systems and products composed of transponders and communicators;

     WHEREAS, RACOM and RJ have appointed NS as the exclusive importer of such products for Japan;

     WHEREAS, RJ desires to enter into an exclusive arrangement to market in Japan certain products manufactured by RACOM and imported by NS; and

     WHEREAS, RACOM desires to enter into such an exclusive arrangement with RJ to authorize RJ to market certain of RACOM's products in Japan;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:


ARTICLE 1 - APPOINTMENT

1.1 RACOM hereby appoints RJ as its exclusive distributor in Japan (hereinafter referred to as the "Territory") for all products (hereinafter referred to as "Products") manufactured or sold by RACOM to NS and listed in the attached Appendix A and RJ hereby accepts such appointment.


ARTICLE 2 - TERM OF AGREEMENT

2.1 This Agreement shall become effective as of the date set forth above when it has been duly executed BY authorized representatives of RACOM and RJ. It shall continue in full force and effect for a term of two (2) years after such date (subject to Article 17 and 18), and at the end of such two-year period, RACOM and RJ will consider renewal of this Agreement on mutually acceptable terms.

2.2  This Agreement includes the following appendices:

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     APPENDIX A: Description of Products
     APPENDIX B: Not Applicable
     APPENDIX C: Standard Terms and Conditions of Sale


ARTICLE 3 - PURCHASE AND RESALE OF PRODUCTS

3.1 The parties acknowledge that NS, as the exclusive importer of the Products in Japan, will acquire the Products from RACOM and sell them exclusively to RJ. RJ agrees to purchase from NS, Products for resale within the Territory subject to the provisions of this Agreement.


3.2 Recognizing that certain users in the Territory may prefer to place orders through RJ for direct importation from RACOM, the contribution of RJ toward the development of such sales will be acknowledged by paying RJ a commission (a percentage of the net invoiced amount [s]). The commission percentage is to be determined prior to order placement.


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ARTICLE 4 - DUTIES OF DISTRIBUTOR

     In addition to all other duties herein set forth, RJ shall have the following material obligations.

4.1  SOLICITATION OF ORDERS

     RJ shall extend its reasonable efforts in soliciting orders for and selling Products for delivery to customers within the Territory.

4.2  ADVERTISING

     RJ shall advertise Products to such an extent and in such media as is reasonably necessary to encourage the sale of Products in the Territory. The entire cost of said advertising shall be paid by RJ, unless otherwise agreed to in writing by RACOM. If so agreed, RACOM may, at its sole discretion, contribute an amount up to one-half (1/2) of the cost of said advertising.

4.3  MAILING LIST

     RJ shall develop and maintain a mailing list of existing and prospective customers within the Territory, and shall periodically mail advertising literature to said customers.

4.4  TRAINING OF SALES FORCE AND SERVICE PERSONNEL

     RJ shall at all times maintain an adequate staff of sales personnel reasonably necessary to carry out the obligations of RJ under this Agreement, and shall fully train said sales personnel with respect to all pertinent aspects of the Products.

4.5  MONTHLY REPORTS

     RJ shall submit monthly reports to RACOM showing total sales of Products by complete part number and type, quantity sold, unit price, price extension, and customer identification and location. Each monthly report shall be submitted to the person designated by RACOM, as appropriate, by the end of the month immediately following the month covered by the report, and shall further include an itemization of the RJ's inventory of each covered Product as of the end of the month covered by the report.

4.6  MAINTENANCE OF SALES FACILITIES

     RJ shall maintain sales offices in the Territory to encourage the sale of Products and maintain adequate facilities to assure prompt handing of inquiries, orders and shipments.

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4.7  SALES AND TECHNICAL LITERATURE

     RJ shall at all times maintain sales data on the Products, including price lists, catalogs and technical bulletin files. RJ shall keep confidential all know-how and technical information, and any other proprietary information furnished to it by RACOM.

4.8  BUSINESS INTEGRITY

     RJ shall pursue a high degree of business integrity in its dealings with customers.

ARTICLE  5 - PRICES

5.1 NS shall sell the Products to RJ at the prices designated as distributor cost in RACOM's current price list or as distributor cost negotiated between Racom and RJ, whichever is lower. Such prices are F.O.B. Englewood, Colorado, United States of America, and do not include local sales, use excise, customs, export, import or similar taxes. RJ shall assume and pay, or cause to be paid, any and all such taxes, license fees or other charges incident of the sale of Products, or in lieu thereof, shall provide NS with a tax exempt certificate acceptable to the appropriate taxing authorities. RJ shall reimburse NS for taxes and expenses incurred by NS in importing the Products into the Territory, and import fees which amount shall in no event exceed 2%, of the distributor cost of such Products. RJ shall pay all fees, assessments and taxes levied against Products in RJ's possession.

5.2 RACOM may from time to time, notwithstanding the above, upon written notice to RJ, change the distributor cost set forth in RACOM's current price list, such change to be effective thirty (30) days after the date of mailing of said notice to RJ. RACOM's price list shall then be automatically amended accordingly.

5.3 Any order from RJ received and accepted by RACOM prior to a price increase on Products which are the subject of such order shall be shipped at the price in effect at the time of acceptance of such order. Any order from RJ received and accepted prior to a price decrease on Products which are the subject of such order will be shipped at the price in effect at the time of shipment of such order.

5.4 In the event that the price of precious metals (including, but not limited to, gold and silver) that are incorporated into the Products rises prior to the delivery of such Products by RACOM, RACOM may adjust the prices set forth in

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     the current price list immediately by written notice to RJ, and such prices shall apply to all Products not delivered at the time of such notice. Such adjustments shall be made in accordance with a formula, determined solely by RACOM, reasonably designed to pass on the increased cost of such precious metals.

5.5 In the event of a decrease made under this Agreement in distributor cost on any Product, RJ may apply for a credit with respect to all items of such Product then in RJ's inventory equal to the difference between RJ's original purchase price from NS for such item (adjusted for any credits previously given with respect to such item pursuant to this paragraph 5.5 or otherwise) and the new lower price. Application for such credit must be submitted to RACOM within thirty (30) days following the effective date of the price decrease, and must include a tabulated list setting forth the following with respect to each applicable Product: RACOM's part number, quantity, unit price paid, quantity on hand and new unit price. If necessary, the price paid for such Products by RJ shall be determined on a first-in, first-out basis. Any such application for credit will be subject to verification by RACOM, for which purpose RACOM shall be permitted access to RJ's books and records. No credit will be issued except upon approval of the application by RACOM. To receive a credit, RJ must be in full compliance with Paragraph 4.5 (Monthly Reports). Credits shall be applied against pending or future purchase orders. No cash refunds will be made. All rights of RJ under this Section 5.5 shall expire upon termination of this Agreement for any reason.


ARTICLE  6 - PAYMENT

6.1 All payments for covered Products hereunder shall be made by RJ through NS in accordance with the terms and conditions set forth in Appendix C.

6.2 All payments which are not paid when due shall bear interest at the lesser of 1.5% per month or the maximum lawful rate from the date of invoice until payment is received.

ARTICLE  7 - CHANGES IN PRODUCTS

7.1 Upon the mutual agreement of RACOM and RJ, RACOM may, at any time, either add to, delete or change any of the Products. Any such change shall be immediately effective upon the giving of written notice of such change to RJ and upon receipt of such notice Appendix A hereto shall be automatically amended to conform to such notice.


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7.2  Upon the mutual agreement of RACOM and RJ, RACOM may discontinue the manufacture or sale of any Product and improve or change the design of any Product, and RACOM shall not incur any liability thereby, or any obligation to provide such improvements on Products previously purchased and/or sold by RJ.


ARTICLE  8 - WARRANTY AND TERMS OF SALE TO END USERS

8.1 RACOM agrees to provide warranty terms to RJ's customers identical to the standard warranty terms and procedures set forth in Appendix C, except that the warranty period shall begin at the time of shipment to RJ's customer from RJ. Subject to the preceding sentence and except as otherwise expressly provided herein, NEITHER NS NOR RACOM MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCTS. RJ shall not make any additional representations or warranties regarding the Products.

8.2 RJ shall not, on behalf of RACOM, extend or pass on to purchaser of RACOM's Products any warranty, other than RACOM's standard warranty, without written authorization from RACOM.


ARTICLE  9 - RELATIONSHIP OF PARTIES

9.1 The relationship of RJ to RACOM and NS, respectively, hereunder is solely that of vendee and vendor. Nothing contained herein shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Nothing contained herein shall be deemed or construed as granting to RJ any right or authority to assume or to create any obligation or responsibility, express or implied, for, on behalf of or in the name of RACOM or NS, respectively, or to bind either RACOM or NS, or any parent, subsidiary or affiliate of either such party, in any way or manner whatsoever.


ARTICLE  10 - ASSIGNMENT OF AGREEMENT

10.1 Neither this Agreement nor any interest herein is assignable by any party hereto, whether by way of assignment, operation of law or otherwise, without the prior written consent of all other parties hereto. Any attempted assignment or transfer by any party hereto without the prior written consent of all other parties hereto shall be null and void. Transfer of a controlling interest in any party hereto to a party not in


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     control at the time of the execution of this Agreement shall be deemed an assignment of this Agreement for purposes of the restrictions set forth in this Article 10.

     Notwithstanding the foregoing, any party hereto may assign or delegate the performance of part or all of its obligations under this Agreement to one or more of its parent, subsidiary or sister companies or affiliates, provided that:

     (i) Such assignment or delegation shall not relieve the assignor of primary responsibility for performance of its obligations under this Agreement; and

     (ii) Any such assignment or delegation or any acts pursuant thereto will not be deemed to create any relationship between any party hereto and any such assignee other than that of vendee and vendor.


ARTICLE  11 - PATENTS, TRADEMARKS AND TRADE NAMES

11.1 No rights are granted hereunder to RJ under any of RACOM's patents or trademarks except as are incidental only to the sale of Products by RJ and the right to use such Products by RJ's customers. RJ shall sell and promote the Products only under the trade names and trademarks regularly applied to the Products by RACOM. The forgoing rights incidental to the sale of the Products shall not survive termination of this Agreement.

11.2 Whenever RJ shall make reference to its relationship with RACOM, whether in advertising or otherwise, such relationship shall be expressed only as follows:

          "the exclusive distributor of RACOM products in Japan."

     The foregoing right shall not survive termination of this Agreement. RJ shall be entitled to use the "Racom" name and trademarks only to promote the sale of Racom products within the Territory and shall not use the "RACOM" name and trademarks, or any variations thereof, alone or in combination with other words, or in connection with any product or service which has not been supplied by RACOM.


ARTICLE  12 - WAIVERS AND AMENDMENTS

12.1 No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof


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     preclude any other or further exercise thereof or the exercise of any other rights, powers or privileges.

12.2 Unless otherwise provided herein, this Agreement may not be changed, waived, discharged or terminated orally, but only by a written document signed by a duly authorized officer or designee of each party hereto.


ARTICLE  13 - EXPORT CONTROL LAWS AND REGULATIONS

13.1 Nothing contained in this Agreement shall be construed to require any party to do, and RJ shall not directly or indirectly do, any act or thing that will or could constitute a violation of the export control laws, or other laws and regulations similar in purpose or effect, applicable in the United States of America, the Territory or any other country having proper jurisdiction.


ARTICLE  14 - COMMERCIAL POLICY

14.1 Each party hereto agrees that it will not, in connection with this Agreement or its performance hereunder, directly or indirectly offer, pay, promise to pay or authorize the payment of any money or thing of value to any government official or to any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a government official for the purpose of (i) influencing any act or decision of such government official, including a decision to fail to perform his official functions; or (ii) inducing such government official to use his or her influence with any government of instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or directing business, to any other party.

14.2 As used in this Article 14, the term "government official" means any officer or employee of any government or any department, agency, instrumentality or wholly-owned corporation thereof, or any person acting in an official capacity for or on behalf of any such government or department, agency, instrumentality or wholly-owned corporation thereof, or any candidate for political office.

14.3 Each party hereto shall notify the others immediately of any extortive solicitation, demand or other request for anything of value, by or on behalf of any government official or employee of any government and related to the sale and/or service of the Products in the Territory.


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ARTICLE  15 - COMPETITION

15.1 RJ shall give RACOM sixty (60) days prior written notice before stocking, handling, selling or offering for sale products competitive with the Products and shall notify RACOM immediately of any competitive products which RJ has agreed formally or informally to stock, handle, sell or offer for sale.


ARTICLE  16 - FORCE MAJEURE

16.1 In the event that any party hereto shall be rendered wholly or partly unable to carry out its obligations under this Agreement by reason of causes beyond its control, including but not limited to fire, flood, explosion, action of the elements, acts of God, accidents, epidemics, strikes, lockouts, or other labor trouble or shortage, inability to obtain, or shortage of, material, equipment or transportation, insurrection, riots or other civil commotion, war, enemy action, acts, demands or requirements of the governments in any state, or by any other cause which it could not reasonably be expected to avoid, then the performance of the obligations of any party as they are affected by such causes shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied within a reasonable period of time; provided, however, that notwithstanding the above, the provisions of this Article 16 shall not apply to payment of monies due and owing from one party to another.


ARTICLE  17 - TERMINATION FOR CAUSE

17.1 This Agreement shall immediately terminate upon written notice to such effect by any party to each other party, without the necessity of prior advance notice: (i) in the event of any such other party's voluntary or involuntary bankruptcy or insolvency; (ii) in the event that any such other party shall make an assignment for the benefit of creditors; or (iii) in the event that a petition shall have been filed against such other party under a bankruptcy law, or other law for relief of debtors, or other law similar in purpose of effect, the effect of which is to cause such other party to have its business effectively discontinued and such petition is not dismissed within thirty (30) days after such filing.

17.2 If any party to this Agreement should breach any material obligation hereunder, the injured party(s) may give written notice to the defaulting party specifying the respect in which the said party has breached the Agreement. In the


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     event that such breach is not remedied within thirty (30) days after such notice, the injured party may, by written notice to the defaulting party, terminate this Agreement with respect to the defaulting party, effective upon receipt of such notice.

17.3 The failure of any party to terminate this Agreement due to a breach on the part of any other party shall not constitute a waiver of its right to terminate on the basis of such breach or any subsequent breach.

17.4 Upon termination for cause pursuant to this Article 17, NS may refuse to fill RJ's orders regardless of receipt and any acceptance prior to the effective date of such termination, provided, however, that should NS fill such orders, RJ agrees to accept and make payment therefor in accordance with the provisions of this Agreement.


ARTICLE  18 - RIGHTS

18.1 Upon expiration or termination of this Agreement, RJ shall return to RACOM or, at RACOM's direction, dispose of the price lists, advertising matter and other materials furnished by NS or RACOM, and all customer records showing sales of Products, as RACOM may direct, and RACOM's name, trademarks, part numbers and similar identifying symbols shall not be displayed or used by RJ thereafter.

18.2 In the event of termination of this Agreement for any reason by any party hereto, within 30 days after the effective date of such termination, RACOM agrees to purchase and RJ agrees to sell RJ's entire inventory of standard Products which are not non-moving inventory or obsolete Products and which are in the original packages and undamaged and unaltered in any manner from the original form. All such inventory shall be subject to test inspection and acceptance by RACOM. The price to be paid by RACOM for such inventory shall be the lower of (1) RACOM's standard distributor price for the quantity of each Product in RJ's inventory, in effect at the time of termination, or (2) the price received from RJ by NS for such Products, adjusted for prior credits.

18.3 In the event this Agreement is terminated by RJ under Article 17, RJ agrees to sell and RACOM agrees to purchase RJ's entire inventory of Products at a price computed as set forth in subparagraph 18.2 through NS. RJ shall ship such inventory to the location designated by NS or RACOM, freight and insurance prepaid.

18.4 In the event this Agreement is terminated with respect to RJ by NS or RACOM under Article 17, RJ agrees to sell and

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     RACOM agrees to purchase RJ's entire inventory of Products at a price computed as set forth in subparagraph 18.2, less a handling charge equal to fifteen percent (15%) of such price through NS. RJ shall ship such inventory to the location designated by NS or RACOM, freight and insurance prepaid.

18.5 In the event of the termination of this Agreement by any party hereto, RJ shall not be required to furnish, after notice of such termination but before the effective date thereof, quantities of the Products in greater number or volume than the monthly average furnished to RJ during the four (4) months last preceding the service of notice of such termination.


ARTICLE  19 - NOTICES

19.1 Any notice required or permitted to be given by any party to any other pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given only if written in the English language and either delivered to an officer of each other party hereto at such party's address set forth above or at such other address as shall hereafter be designated in writing by such party, or when sent to such address by registered mail, postage prepaid. When a notice is given by any other means, it shall be effective only upon the actual receipt by an officer of the party for which it is intended.


ARTICLE  20 - WAIVER

20.1 No failure by any party to enforce or take advantage of any provision hereof shall constitute a waiver of the right subsequently to enforce or take advantage of such provision.


ARTICLE  21 - GOVERNING LAW

21.1 Except as altered or expanded by this Agreement, the laws of Japan shall govern in all respects as to the validity, interpretation, construction and enforcement of this Agreement.


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ARTICLE 22 - GOVERNING LANGUAGE

22.1 The official text of this Agreement shall be in the English language, and any interpretation or construction of this Agreement shall be based thereon.


ARTICLE 23 - ENTIRE AGREEMENT

23.1 This Agreement, including the Appendices hereto, is the entire understanding between the parties with regard to the distribution of Products, and supersedes and shall be substituted for each and every agreement or understanding with respect to distribution of the Products, whether written, oral or otherwise, except for that certain Exclusive Import Agreement dated the date hereof between NS and RACOM, which shall survive and co-exist with this Agreement.

23.2 In the event of any conflict between any of the terms of this Agreement and anything in any of the Appendices hereto, the terms of this Agreement shall govern.


     IN WITNESS WHEREOF, the parties hereto have signed this Agreement which has been executed in two (2) English language original counterparts which shall be regarded as one and the same instrument.

RACOM SYSTEMS, INC.                    RACOM JAPAN, INC.




By:     /s/ illegible                  By:     /s/ Y. Nakazaki
   --------------------------------       --------------------------------
Title:  President                      Title:  President
      -----------------------------          -----------------------------
Date:   20 October 1993                Date:   20 October 1993
     ------------------------------         ------------------------------




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